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Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                   FOR MORE INFORMATION, CONTACT
                                                                STEVE LIGHTSTONE
                                                                    816-472-7675

           PSF GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR 2ND QUARTER

KANSAS CITY, MO, NOVEMBER 9, 2004 - PSF Group Holdings, Inc., the parent company of Premium Standard Farms, Inc., today reported results for its fiscal year 2005 second quarter ended September 25, 2004. Net income for the second quarter was $11.9 million compared to net income of $1.4 million for the second quarter of last year.

         "Continued strong demand for our pork products, both domestically and internationally was the primary driver for our greatly improved results in the second quarter," said John Meyer, Chief Executive Officer. "Also contributing to our improved results were higher sales margins resulting from our sales and marketing initiatives, improved performance at our processing operations, and improving animal health and increased production at our farm operations."

         Net income in the first six months of fiscal 2005 was $21.3 million compared with a net loss of $0.3 million in the same period for last year.

         Net sales for the quarter totaled $218.8 million, up 22.7% from $178.3 million in the comparable period last year. Net sales for the first six months of fiscal 2005 were $431.0 million compared to $349.4 million last year, an increase of 23.3%. Sales for both periods were up due to higher product prices and an increase in volume.

         Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service and institutional markets in the United States, and export customers in more than twenty countries. Premium Standard Farms, Inc. is the nation's second largest pork producer and sixth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.

         This news release contains "forward-looking statements" within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and


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uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices, customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed might not occur.

         A copy of the Company's Form 10-Q for the second quarter of fiscal year 2005 will be available on the internet at www.psfarms.com.

================================================================================


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                    PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         13 AND 26 WEEKS ENDED SEPTEMBER 25, 2004 AND SEPTEMBER 27, 2003
                                   (IN 000'S)
                                   (UNAUDITED)

                                                                            13 WEEKS ENDED                    26 WEEKS ENDED
                                                                     SEPTEMBER 25,    SEPTEMBER 27,    SEPTEMBER 25,   SEPTEMBER 27,
                                                                        2004             2003               2004             2003
                                                                     -------------    -------------    -------------   -------------
Net sales                                                              $ 218,831        $ 178,310        $ 430,966        $ 349,442
Cost of goods sold                                                       188,851          165,678          376,710          329,278
                                                                     -------------    -------------    -------------   -------------
     Gross profit                                                         29,980           12,632           54,256           20,164


Selling, general and administrative expenses                               5,319            3,984            9,112            8,226
Other income                                                                (143)             (31)            (662)            (281)
                                                                     -------------    -------------    -------------   -------------
     Operating income                                                     24,804            8,679           45,806           12,219

Interest expense (income):
   Interest expense                                                        5,352            6,387           11,019           12,805
   Interest income                                                           (14)             (27)             (44)             (56)
                                                                     -------------    -------------    -------------   -------------
Interest expense, net                                                      5,338            6,360           10,975           12,749
                                                                     -------------    -------------    -------------   -------------
     Income (loss) before income taxes                                    19,466            2,319           34,831             (530)

     Income tax expense (benefit)                                          7,572              902           13,549             (206)
                                                                     -------------    -------------    -------------   -------------

Net income (loss)                                                      $  11,894        $   1,417        $  21,282        $    (324)
                                                                     -------------    -------------    -------------   -------------

   Unrealized gain on interest rate swap, net of tax                          14               93               54              169
                                                                     -------------    -------------    -------------   -------------
Comprehensive income (loss)                                            $  11,908        $   1,510        $  21,336        $    (155)
                                                                     =============    =============    =============   =============